Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of AXIS Capital Holdings Limited for the year ended December 31, 2006.

/s/ Deloitte & Touche

Hamilton, Bermuda

May 16, 2007